                                                                  EXHIBIT 12.1

                        INTERNATIONAL KNIFE & SAW, INC.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)
                                  (Unaudited)

                                                    YEAR ENDED DECEMBER 31,                      Nine Months Ended September,
                                     -------------------------------------------------------  -----------------------------------
                                                                                   Pro Forma         Pro Forma          Pro Forma
                                      1991     1992     1993      1994      1995      1995     1995     1995     1996      1996
                                     ------   ------   ------   -------   -------   -------   ------   ------   ------    ------

EARNINGS
Income before taxes                  $4,253   $6,619   $5,145   $ 8,845   $ 8,854   $   667   $6,092   $ (322)  $7,202    $  798
Add fixed charges (see below)         2,028    2,103    2,278     1,985     1,935    10,591    1,459    8,409    1,988     8,690
Other adjustments (a)                                                                                             (191)     (191)
                                     ------   ------   ------   -------   -------   -------   ------   ------   ------    ------
Earnings as defined                  $6,281   $8,722   $7,423   $10,830   $10,789   $11,258   $7,551   $8,087   $8,999    $9,297
                                     ======   ======   ======   =======   =======   =======   ======   ======   ======    ======
FIXED CHARGES:
Interest expense                     $1,957   $2,007   $2,174   $ 1,906   $ 1,827   $10,483   $1,378   $8,328   $1,907    $8,609
Other adjustments (a)                $   71       96      104        79       108       108       81       81       81        81
                                     ------   ------   ------   -------   -------   -------   ------   ------   ------    ------
Fixed Charges as defined             $2,028   $2,103   $2,278   $ 1,985   $ 1,935   $10,591   $1,459   $8,409   $1,988    $8,690
                                     ======   ======   ======   =======   =======   =======   ======   ======   ======    ======
Ratio of earnings to fixed charges      3.1      4.1      3.3       5.5       5.6       1.1      5.2      1.0      4.5       1.1

(a) Other adjustments in the earnings computation represents minority interest in loss of subsidiary. Other adjustments in the Fixed Charges computation represents a portion of rental expense representative of an interest factor.

NOTE:
The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges. Fixed charges consist of interest expense and a portion of rental expense representative of an interest factor.